EXHIBIT 10.25 FORM OF EMPLOYEE RESTRICTED STOCK AWARD LETTER

DATE OF GRANT

EMPLOYEE NAME

EMPLOYEE ADDRESS

Dear Name:

                 This letter sets forth the terms and conditions of the shares of restricted stock granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 1996 Restricted Stock Incentive Plan (the “Plan”). You have been granted NUMBER shares (the “Restricted Shares”) of the Company’s Common Stock (“Common Stock”). Your Restricted Shares are subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors (the “Board”), and this letter. Any terms used in this letter and not defined have the meanings set forth in the Plan.

                 This grant is intended to fulfill the Plan’s purpose of providing additional incentives to employees such as yourself through the award of Restricted Shares, thereby increasing your personal stake in the continued success and growth of the Company and encouraging you to remain in the Company’s employ.

                 In addition to serving as a grant letter, this document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. The date of this part of the prospectus is DATE.

1.             Vesting of Restricted Shares

(a)	Unless they vest on an earlier date as provided in paragraphs 4 and 5 below, none of your Restricted Shares will vest until DATE .

(b)	Unless they vest on an earlier date as provided in paragraphs 4 and 5 below, your Restricted Shares will vest in installments as follows, provided that you are an employee or director of the Company or its subsidiaries on each such date:

Vesting Date	Cumulative Percentage of Restricted Shares Vested

Date	20%
Date	40%
Date	60%
Date	80%
Date	100%

(c)	You do not need to pay any purchase price to receive the Restricted Shares granted to you by this letter.

2.             Restrictions on the Restricted Shares

                 Until your Restricted Shares have vested, you may not sell, transfer, assign or pledge them. Stock certificates representing your Restricted Shares will be registered in your name as of the date of this letter, but such certificates will be held by the Company on your behalf until such shares vest. When all or a portion of your Restricted Shares vest, a certificate representing such shares (minus any shares retained to satisfy your tax withholding obligations, as described in paragraph 7) will be delivered to you (or, in the event of your death, to the executor or administrator of your estate) as soon as practicable. To the extent your Restricted Shares have vested, they shall be fully transferable and not subject to forfeiture upon termination of employment or otherwise.

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3.             Dividends and Voting

                 From the date of this letter, you will receive, with respect to your Restricted Shares, payments equal to the amount of dividends paid on Common Stock. Such payments will be paid directly to you at the same time dividends are paid with respect to all other shares of Common Stock. You will have the right to vote your Restricted Shares.

4.             Termination of Employment

(a)	General. Special rules apply to the vesting of your Restricted Shares in the event of your death, disability, retirement, or other termination of employment.

(b)	Death or Disability. Notwithstanding the provisions of paragraph 1, if your employment terminates by reason of death or Disability, all of your Restricted Shares will immediately vest. For this purpose, “Disability” means that you have been unable to perform the essential functions of your employment (or, if you have retired and are serving as a director, are unable to perform the essential functions of that position) due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Board (upon recommendation of the Committee).

(c)	Retirement. Notwithstanding the provisions of paragraph 1, if your employment terminates by reason of Retirement, all of your Restricted Shares will immediately vest. For purposes of this provision, “Retirement” means termination of employment with the Company or its subsidiaries at a time when you are eligible to retire under a retirement program of the Company or one of its subsidiaries or as otherwise determined by the Board upon recommendation of the Committee.

(d)	Other Termination of Employment. If your employment terminates for any reason other than death, Disability, or Retirement, any of your Restricted Shares which have not vested prior to your termination of employment will be forfeited.

(e)	Acceleration of Vesting. If permitted by the OTS, the Board (upon recommendation of the Committee) may, in its discretion, exercised before or after your termination of employment, declare all or any portion of your Restricted Shares immediately vested.

(f)	Board Determinations. The Board shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

5. Change of Control

(a)	In general, a Change of Control will be deemed to have occurred if:

(i)	any person or group becomes the owner of (or obtains the right to acquire) 25% of the voting securities of the Company or Flushing Savings Bank, FSB (the “Bank”);

(ii)	there is a change in the composition of a majority of the Board of Directors of the Company or the Bank which change was not approved by a majority of the Board of Directors as previously constituted;

(iii)	any entity acquires all or substantially all of the assets of the Bank or the Company; or

(iv)	the Company’s or the Bank’s shareholders approve a merger or consolidation with another company where such shareholders would not own 50% or more of the surviving corporation.

This description of a Change of Control is only a summary, and the definition contained in the Plan is controlling.

(b)	Notwithstanding the provisions of paragraph 1, upon the occurrence of a Change of Control, all of your Restricted Shares will vest immediately if you are an employee or director of the Company or its subsidiaries at such time.
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6. Federal Income Tax Consequences

(a)	General. The following description of the federal income tax consequences of your Restricted Shares is based on currently applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations, and is intended to be only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)	Income Recognition Date. Except as noted below, the grant of Restricted Shares is not taxable to you. As a general matter, you will recognize ordinary compensation income on the date your Restricted Shares vest in an amount equal to the fair market value of the Restricted Shares on that date. You may, however, elect to recognize income with respect to some or all of your Restricted Shares as of the date of grant of such Restricted Shares in an amount equal to the fair market value of the Restricted Shares on that date. In order to make this election, you must file an election under Section 83(b) of the Code with the Internal Revenue Service no later than 30 days after the date of this letter. Further information about Section 83(b) and a copy of the election form can be obtained from the Company’s Human Resources Department.

If you make a Section 83(b) election and subsequently forfeit some or all of the Restricted Shares that were subject to the election, you will not be able to claim a deduction or capital loss with respect to the forfeited shares.

As used in this letter, the “income recognition date” of your Restricted Shares is the date the shares vest, unless you make a Section 83(b) election as described above, in which case the income recognition date is the date of this letter.

(c)	Valuation of Shares for Tax Purposes. For purposes of determining the amount of income to be recognized by you (and the tax basis of the shares), the fair market value of your Restricted Shares on the income recognition date will be calculated as the mean between the highest and lowest quoted selling price, regular way, of the Company’s Common Stock on the Nasdaq National Market (or the principal exchange upon which the Common Stock is listed) on the day before such date or, if no such sale of Common Stock occurs on such date, the mean between the highest and lowest quoted selling price on the nearest trading day before such date.

(d)	Basis and Holding Period. Your tax basis in the shares acquired upon the vesting of your Restricted Shares will be equal to the fair market value of the shares on their income recognition date.

You will recognize capital gain or loss on your sale or exchange of the shares to the extent of any difference between the amount realized and your tax basis in the shares. The tax treatment of such gain or loss will depend on the length of time you have held the shares after their income recognition date and certain other factors.

(e)	Dividends. You will receive payments equal to the dividends on the full number of Restricted Shares granted, regardless of whether you have made a Section 83(b) election. If you have made a Section 83(b) election, or if your Restricted Shares have vested, such payments will be treated for tax purposes as dividend income (in certain years eligible for the lower tax rates generally applicable to net capital gains); otherwise, they are taxable as compensation income. In either case, such payments will be taxable in the year received.

(f)	Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that you recognize compensation income in connection with the receipt of Restricted Shares (including your receipt of dividend equivalents on your Restricted Stock before they vest if you have not made a Section 83(b) election), to the extent that such income is considered reasonable compensation under the Code. However, Section 162(m) of the Code limits to $1 million the annual tax deduction that the Company and its subsidiaries can take with respect to the compensation of each of certain officers unless the compensation is performance based or certain
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other exceptions apply. The Company believes that awards of Restricted Shares will not be treated as performance-based compensation for this purpose. Furthermore, the Company will not be entitled to a deduction with respect to payments that constitute “excess parachute payments” pursuant to Section 280G of the Code and that do not qualify as reasonable compensation pursuant to that section. Such payments will also subject the recipients to a 20% excise tax.

(g)	ERISA. The Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

7.             Income Tax Withholding

                 You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising with respect to the Restricted Shares. You can either make a cash payment to the Company of the required amount or, if you do not make a Section 83(b) election, you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the vesting of your Restricted Shares. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

                 Any election to have shares withheld must be made on or before the vesting date of your Restricted Shares. A copy of the withholding election form is attached.

                 The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize with respect to your Restricted Shares will be reported on your Form W-2 in the year in which you recognize income with respect to such shares. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

8.             Administration of the Plan

                 The Plan is administered by the Board of Directors of the Company. The Board has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. Grants of awards under the Plan will be made by the Board only upon recommendation of the Compensation Committee of the Board. The Board can reduce, but cannot increase, an award from the level recommended by the Committee. Members of the Committee, which consists of at least two directors, are appointed annually by the Board and may be removed by the Board. All decisions and acts of the Board are final and binding on all affected Plan participants.

9.             Adjustment in Certain Events

                 In the event of specified changes in the Company’s capital structure, the Board is required to make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number and kind of shares covered by outstanding awards. This letter will continue to apply to your awards as so adjusted.

10.          Amendment

                 The Board (upon recommendation of the Committee) may from time to time amend the terms of this award in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent (except for (i) amendments or updates to this letter that describe changes in the law that apply to your Restricted Shares, and (ii) any changes that may be required by the OTS). The Plan and your Restricted Shares are expressly subject to any terms and conditions that may be required by the OTS.

                 The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors at any time. However, no amendment, termination or discontinuance of the Plan (other than an amendment or termination that may be required by the OTS) will unfavorably affect any Restricted Shares previously granted to you.

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11.          Section 16(b) Considerations

                 If you are deemed to be an officer of the Company for purposes of Section 16(b) (“Section 16(b)”) of the Securities Exchange Act of 1934 (the “Exchange Act”), you will be required to return to the Company any “profit” you realize from the “purchase” and “sale”, or “sale” and “purchase”, of Common Stock within any six month period. Under current law, neither the grant nor the vesting of your Restricted Shares is a “purchase” for purposes of Section 16(b). Accordingly, your receipt of the Restricted Shares will not affect your ability to sell any other shares of Common Stock you may own.

                 The sale of your Restricted Shares in a private transaction or on the open market will generally be a “sale” for purposes of Section 16(b). However, a sale of shares to the Company which has been authorized in advance by the Board of Directors will not be a “sale

                 The withholding of shares to satisfy your tax liability in connection with the vesting of Restricted Shares (as described in paragraph 7) will not be a “sale”.

                 Reporting requirements apply with respect to the above transactions. In most cases, such reports must be received by the Securities and Exchange Commission (the “SEC”) by the second business day after the date of the transaction. Beginning June 30, 2003, all such reports must be filed electronically. If you are subject to Section 16(b), you should consult the Company’s Senior Vice President/Human Resources with respect to these provisions.

12.          Restrictions on Resale

                 There are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan. However, the Company’s insider trading policy imposes certain restrictions on transactions in securities of the Company. In addition, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the SEC, resales of stock acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of stock acquired under the Plan by persons who are not affiliates of the Company.

13.          Effect on Other Benefits

                 Income recognized by you as a result of the grant or vesting of Restricted Shares or the receipt of dividends on your Restricted Shares will not be included in the formula for calculating benefits under the Company’s other benefit plans.

14.          Stockholder Rights Plan

                 On September 17, 1996, the Company adopted a Stockholder Rights Plan pursuant to which it declared a dividend of one Right (a “Right”) for each outstanding share of Common Stock. The Rights Plan provides that the Company will issue one Right together with each share of Common Stock issued by it in the future. Each Right entitles the holder to purchase from the Company a fraction of a share of the Company’s Series A Junior Participating Preferred Stock. The Rights included in your award will vest when the underlying Restricted Shares vest.

                 The Rights are not exercisable at the present time. At the present time the Rights are represented by certificates for the Common Stock and can only be transferred together with the Common Stock. However, if certain events occur, the Rights will become exercisable and at that time will be able to be transferred separately from the Common Stock. If the Rights become exercisable, you will receive more detailed information about how they affect your awards under the Plan.

15.          Regulatory Compliance

                 Under the Plan, the Company is not required to deliver Restricted Shares or Common Stock if such delivery would violate any applicable law or regulation. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

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16.          Company and Plan Documents

                 You may obtain a copy of the Company’s most recent Annual Report to Stockholders and all other communications distributed by the Company to its shareholders, without charge, by written or oral request to the Senior Vice President/Human Resources, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Sucess, New York 11042 (telephone (718) 961-5400).

                 The following documents filed by the Company with the SEC under the Exchange Act are incorporated herein by reference:

(1)	The Company’s most recent Annual Report on Form 10-K;

(2)	All other reports filed by the Company under Section 13(a) or 15(d) of the Exchange Act after the end of the period covered by its most recent Annual Report on Form 10-K; and

(3)	The description of the Common Stock and the Rights contained in the registration statements therefor under Section 12 of the Exchange Act, included any amendments filed for the purpose of updating such descriptions.

                 All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this letter and prior to the filing of a post-effective amendment, which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

                 You may obtain a copy of any or all of the documents referred to above, as well as any documents constituting part of a prospectus covering shares offered to you under the Plan, without charge, by written or oral request to the Senior Vice President/Human Resources, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Sucess, New York 11042 (telephone (718) 961-5400).

17.          Experts

                 The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 20XX have been audited by NAME OF AUDITING FIRM, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of a firm of independent accountants pertaining to such financial statements (to the extent covered by consents filed with the SEC) given upon the authority of such firm as experts in accounting and auditing.

*             *             *             *             *

                 If you have any questions regarding your grant of Restricted Shares or would like to obtain additional information about the Plan or its administration, please contact the Company’s Senior Vice President/Human Resources, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042 (telephone (718) 961-5400). This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Anna M. Piacentini
Senior Vice President and
Corporate Secretary
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